Exhibit 10.19

DIETRICH FIRNHABER

CONTRACT INFORMATION

Secondment Contract

The following secondment contract is concluded

between	RWE Solutions AG,
Guiollettstraße 44 – 48
60325 Frankfurt am Main

and	Herrn Dietrich Firnhaber
Jahnstraße 23
69120 Heidelberg

Preamble

At the instigation of RWE AG you will be seconded to work at American Water Works Corporation, Inc. (herinafter referred to as AWW) in Vorhees/USA for a limited period of time. AWW will conclude a separate employment contract with you. During the duration of this contract, your employment contract with us dated 2 February 1999 shall be dormant. Your temporary secondment shall be subject to the Regulations of the Framework Guidelines for Foreign Secondments within the RWE Group valid at the time (herinafter also referred to as Secondment Guidelines) provided in the following references are being made to the Secondment Guidelines. In addition, the following shall be agreed:

Section 1—Scope of Duties

(1)	As Member of the Board at AWW, you shall be responsible for strategy, planning, M&A and investment appraisal.

(2)	You shall report to Bill Alexander, CEO of AWW, and be subject to his instructions.

Section 2—Ongoing Commitment to RWE Solutions AG

(1)	Your point of contact shall be the organisational unit Staff Policy/Organisation (MSL).

(2)	If required, you shall report to RWE AG on your activities at AWW.

Section 3—Duration of the Temporary Secondment

After an initial integration programme at Thames Water, Reading (from 1 November 2002 to 31 December 2002), your secondment is expected to start on 1 January 2003. From today’s perspective, it shall run until 31 October 2006. RWE AG reserves the right to extend the agreed duration of the foreign secondment subject to an agreement with you and in consultation with AWW. In this event, an agreement shall be reached at least 3 months prior to the expiration of the foreign assignment.

Section 4—Package

(1)	During your temporary secondment, you shall receive an annual basic salary of € 125,000 gross payable in equal parts at the end of each month. During your assignment abroad, this basic salary shall be continued as a ‘shadow salary’ to provide a financial basis for computing your pension provision, setting up accruals and fixing your remuneration for the period following your return. Salary reviews shall be performed by AWW in consultation with us. The current remuneration package is enclosed in this contract.

(2)

(3)	During the temporary secondment, you shall receive an annual allowance of € 70,000 (gross) for your raised responsibility as Member of the Board.

(4)	In addition, you shall receive a monthly foreign allowance of € 2,500 (net) during the duration of the temporary secondment.

(5)	During the temporary secondment, you shall receive a performance-related bonus according to AWW regulations to a maximum amount of 50% of your basic salary according to (1) plus your Board Member allowance according to (2). The amount payable depends on the degree of performance achievement. In addition, you shall be entitled to the long-term bonus of AWW, details of which shall be subject to the agreement to be concluded with AWW.

(6)	All payments shall be made in Euros to your usual salary account unless you provide us with details of an alternative account in the USA and the part amount to be credited at least six weeks prior to the next due payment. All transfer costs shall be borne by us.

Section 5—Taxation

(1)	During the temporary secondment, you shall bear the costs of taxation on your gross basic salary, the variable bonus and the Board Member Allowance to the amount that corresponds with German income tax (inclusive of solidarity tax contribution) (hypothetical income tax). The hypothetical tax shall be calculated according to the regulations of the Secondment Guidelines taking into consideration personal circumstances (family status, number of children) as well as the personal tax allowance to the amount of 5% of the above mentioned gross salary and deducted monthly.

(2)	AWW shall bear the actual taxes at home and abroad on the RWE income. All taxes payable in relation to private income shall be borne by you.

(3)	If you do not receive any child benefit payments during your assignment abroad, appropriate tax exemption for dependent children shall be granted when calculating the hypothetical income tax.

(4)	With respect to the entitlement to tax consultancy services and your obligation to bear part of the costs, the regulations of the Secondment Guidelines shall apply.

(5)	You must advise us of any changes in address and family status without delay.

(6)	Compensation for the progression disadvantage due to the payment of secondment- related allowances shall be in accordance with the regulations of the Secondment Guidelines.

Section 6—Social Insurance

(1)	During the foreign secondment, you shall remain within the German social insurance system, national and/or supranational and international legal provisions permitting. All necessary application procedures shall be arranged by us prior to you taking up work in Vorhees/USA.

(2)	In the absence of a decision by the competent authority at the time of commencing your secondment in Vorhees/USA, the provisional assumption regarding the payment of German social insurance contributions shall be that you will remain within the German social insurance system.

(3)	For the duration of the secondment period in Vorhees/USA, we will provide private health care cover for you and your accompanying family members within the scope of existing group contracts. Any incidental tax costs shall be borne by us.

(4)	You undertake to change your voluntary or private health insurance policy into an underlying insurance policy within the scope of the statutory framework. The contributions to this underlying insurance policy shall be borne by you. Prior to commencing your secondment in Voorhees/USA, you shall provide evidence that an appropriate application has been filed.

Section 7—Working Conditions

(1)	For the duration of the foreign secondment period in Voorhees/USA, the AWW regulations regarding working time and leave entitlement shall apply.

(2)	Full payment of your remuneration in case of sickness shall be according to the provisions of your agreement with AWW. As a minimum, you shall be entitled to six months fully paid sick leave.

(3)	The length of paid leave shall be according to the agreement with AWW.

Section 8—Family

The school, preschool and/or kindergarten fees of your children shall be reimbursed up to an amount of approx. US$ 7,600 per child upon production of receipts according to the provisions of the Secondment Guidelines. This amount shall be reviewed with AWW and adjusted annually in accordance with the level of education of each child. Before making final arrangements with any of the above-mentioned institutions, you shall consult AWW about your choice. The criteria for choosing an educational institution shall be its proximity to your place of residence and its quality while endeavouring to be as cost-effective as possible. Cost previously incurred in Germany shall be included.

§ 9 Accommodation

(1)	AWW shall support you in finding rented living space in proximity to the office and bear the rental costs for appropriate accommodation. Unless you maintain your home residence, your rental contribution shall be US$ 1.000. Prior to entering a rental agreement, you shall obtain the approval of AWW.

(2)	If no accommodation can be rented according to section 9 (1), AWW shall bear the costs of purchasing appropriate living space . The provision of section 9 (1) sentence 2 applies.

(3)	For all further regulations and the provision of temporary accommodation at home and abroad please refer to the regulations of the Secondment Guidelines.

(4)	If you abandon your domicile, you shall be entitled to a compensation balance in the amount of € 9,000 net p.a. for home visits in reference to sub-clause 7.2 of the Secondment Guidelines.

(5)	It shall be included in the first salary payment within a year in which this entitlement exists.

Section 10—Relocation and Travel Cost

(1)	Relocation and travel cost shall be borne according to the regulations of the Secondment Guidelines. Storage costs in Germany shall be borne by us after prior agreement.

(2)	The annual budget for homeward journeys for you and your family is currently € 18,200. It shall be paid with the first salary payment within a year in which this entitlement exists.

Section 11—Business Trips

Any expenses for business travel required in the course of the secondment shall be paid in line with AWW business travel regulations. Details shall be agreed in your separate contract with AWW. Homeward journeys according to section 10 (2) of this agreement are not regarded as business travel.

Section 12 Company Car / Private Car

(1)	AWW shall provide you with a company car. Details of this arrangement shall be in accordance with the foreign secondment contract with AWW.

(2)	We will compensate you for any cost disadvantage arising from the sale of your private vehicle at short notice or the cancellation of a private car leasing agreement in accordance with the provisions of the guidelines. Any incidental tax shall be borne by you.

Section 13—Miscellaneous

(1)	You shall be granted a maximum of five days intercultural training for you and your ac companying wife, which will be organised by us or AWW. The associated cost and any incidental tax shall be borne by AWW.

(2)	We will bear the costs as well as any incidental tax for language training for yourself, your wife and children at pre-school and/or school age according to individual requirements and needs: Business English for yourself, conversational English for your wife and elementary and supporting training for your children at pre-school and/or school age. AWW or we will agree with you the extent, location and schedule of language tuition.

(3)	Your Rhenas insurance policies (accident insurance, direct insurance and legal expenses insurance) shall be continued during your temporary secondment, the conditions of insurance of the insurer permitting.

(4)	You shall continue to be entitled to an IAS check-up (Classic) on the current terms. This offer can be utilised during a home visit.

(5)	You shall continue to have the use of your current company car until your family moves to the USA. This does not apply to the petrol card we have issued you with, which you shall return to us upon taking up work at AWW.

Section 14—Entry Regulations

(1)	We will arrange for any entry visa and work permits required in the country of your secondment and bear the costs incurred. You undertake to submit all necessary documents in time and make sure that all passports and travel documents are valid before and during the time of your temporary secondment.

In addition, we will apply for all necessary residence permits for your accompanying family members at our cost.

(2)	Prior to the temporary secondment, you and your family shall undergo a medical examination at the expense of the company. For further details see the Secondment Guidelines.

(3)	The agreement is subject to the required official permits and/or the medical certificate that you are medically fit for the temporary secondment.

Section 15—Termination of the Foreign Secondment

(1)	For terminations during the term of your secondment, the provisions of sub-clause 2.5 of the Secondment Guidelines shall apply.

(2)	If you give cause for the termination of the secondment, you shall not be entitled to any payment with respect to your return according to section 10 of this agreement.

(3)	We reserve the right to recall you at the instruction of RWE AG at any time giving 3 months notice. Any costs incurred due to the early termination of the secondment contract shall be reimbursed upon production of receipts if operational requirements demand an early return. A shorter notice period for your recall may apply in case of important reasons that you are accountable for. Under special circumstances such as epidemics, political turmoil, natural disasters, etc. you shall return immediately. This also applies in case of important reasons that you are accountable for.

(1)	(4) Upon termination of the foreign secondment, you shall be given a position that corresponds to the position you held prior to your secondment in terms of scope of responsibility, remuneration package and requirements and in this respect the inland employment contract applies. The group shall be involved in planning your return.

(3)	The raised responsibility of your role in the USA does not entitle you to a comparable position upon your return to Germany.

We shall discuss your return with you at least 9 months prior to the expiration of your secondment in consultation with the group.

Section 16—Duration of Contract

The contract shall take effect on 1 January 2003 and terminate on 31 October 2006 with no notice required, unless the contract is terminated prematurely according to section 15 of this contract.

Section 17—Status

During the period of the secondment, you shall remain employed with RWE Solutions AG. The duration of the foreign secondment shall be included in your period of service with our company.

Section 18—Stipulation requiring Written Form, Severability Clause

(1)	Should any provision of the contract be or become void, this shall not affect the validity of all remaining provisions of the contract. Any invalid provision or loophole shall be replaced by such provisions that best reflect the objectives of the contractual parties.

(2)	Amendments and changes to the contract must be in writing. This also applies to the abolition of the written form requirement. Subsidiary oral agreements shall not be effective.

(3)	German jurisdiction applies.

Enclosure: Remuneration Package (4.1)

, 2003

/s/ Dietrich Firnhaber
(RWE Solutions AG)	(Dietrich Firnhaber)

Side Letter

With reference to your remaining leave entitlement for 2002, we agree the following:

To compensate you for any leave not taken during 2002, you will be issued with a credit note to the appropriate value. The credit can be utilised for specific purposes during your reintegration in Germany in form of personal development measures.

The value of the credit note shall be calculated as follows: daily rate based on your basic salary at RWE Solutions in 2002 X remaining leave. The credit can be drawn on for a limited period of 12 months after your return and is available upon your return.

In order to calculate the amount of the credit, you will advise RWE Solutions AG of your remaining leave entitlement for 2002 by 30 June 2003.

, 2003

/s/ Dietrich Firnhaber
(RWE Solutions AG)	(Dietrich Firnhaber)